Exhibit 99-1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida November 23, 2010

DYCOM INDUSTRIES, INC. ANNOUNCES INCREASE IN SHARE

REPURCHASE AUTHORIZATION

Palm Beach Gardens, Florida, November 23, 2010 – Dycom Industries, Inc. (NYSE:DY) reported that it has approximately $1.3 million of remaining authorization under its current share repurchase program. Since the repurchase program began, in February 2010, the Company has used approximately $38.7 million to acquire 4,007,002 shares of common stock.

Accordingly, the Company announced today that the Board of Directors has authorized an additional $20 million to purchase Dycom common stock under the Company’s existing stock repurchase program.  These purchases may be made over the next eighteen (18) months in open market (including through 10b5-1 plans) or private transactions at the discretion of management.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.